Exhibit 99.1

News Release	AmSouth Bancorporation Post Office Box 11007 Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	Rick Swagler List Underwood	(News media) (Investment community)	(205) 801-0105 (205) 801-0265

AmSouth Bancorporation Names Al Yother

Chief Financial Officer

BIRMINGHAM, Ala., May 22, 2006 – AmSouth Bancorporation (NYSE: ASO) has named Alton E. “Al” Yother as its chief financial officer, making permanent an interim position he assumed in April 2006. Yother, who is 53, has more than 25 years of banking experience and has served as AmSouth’s controller and principal accounting officer since 2004. Yother joined AmSouth after 24 years at SouthTrust Corp., where he served as treasurer and controller.

“Given his extensive background in banking, and his talent and knowledge of our company, Al is the perfect fit for this position,” said Dowd Ritter, AmSouth’s chairman, president, and chief executive officer.

Yother graduated from the University of Alabama with a bachelor’s degree in finance. He is a member of the board of directors of Hibbett Sporting Goods, Inc., and serves on the Dean’s Executive Advisory Board for the Samford University School of Business.

About AmSouth

AmSouth is a regional bank holding company with $53 billion in assets, more than 680 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.